UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2006
SILICON IMAGE, INC.

(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-26887	77-0396307

(Commission	(IRS Employer
File Number)	Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085

(Address of Principal Executive Offices)	(Zip Code)
(408) 616-4000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On December 21, 2006, Silicon Image, Inc. (“Silicon Image” or the “Registrant”) entered into a Settlement and License Agreement (the “Agreement”) with Genesis Microchip Inc. (“Genesis”) settling a dispute over the interpretation of an earlier settlement agreement between the parties captioned “Memorandum of Understanding” dated as of December 18, 2002 (the “MOU”). The Agreement supersedes the MOU, which settled the litigation between the parties with respect to certain patent infringement and other claims associated with a lawsuit that Silicon Image originally filed in 2001 against Genesis and Genesis Microchip Corp. in the U.S. District Court for the Eastern District of Virginia.
     Pursuant to the Agreement, Silicon Image agreed to grant to Genesis a worldwide, nonexclusive license to all of Silicon Image’s patents with a priority date on or before September 1, 2006. Within seven business days from the date of the Agreement, Genesis is obligated to make payments to Silicon Image and Silicon Image expects to record approximately a $13 to $15 million increase in operating income (inclusive of $11 million in payments that Silicon Image received from Genesis through September 30, 2006 relating to this matter) in the quarter ending December 31, 2006. Genesis has also agreed to pay Silicon Image accrued and running royalties on all Genesis products compliant with the Digital Visual Interface (DVI) version 1.0 standard or the High-Definition Multimedia Interfacetm (HDMI) version 1.0 standard (and/or any minor updates to the HDMI version 1.0 standard). The Agreement expires on September 30, 2014, unless earlier terminated pursuant to the Agreement.
     The parties have also agreed to mutually release each other from all claims, causes of action and liability arising prior to the date of the Agreement relating to the MOU, the litigation settled by the MOU and subsequent litigation over the interpretation of the MOU, all claims and counterclaims in such litigations, and claims of infringement of any patent licensed by Silicon Image to Genesis pursuant to the Agreement by the manufacture, use, offer for sale, sale or importation of a royalty-bearing product. However, such release does not affect Genesis’ right to challenge or assert claims, counterclaims or defenses with respect to the patents Silicon Image asserted in the prior litigation, including non-infringement, invalidity or unenforceability, provided that any such challenge or assertion by Genesis shall only be in response to an assertion or reasonable apprehension of assertion of such patents against Genesis or the use, manufacture, importation, offering for sale or sale of Genesis products, or products incorporating a Genesis product to the extent such assertion implicates a Genesis product, by Genesis’ suppliers, manufacturers, licensees, distributors, resellers or customers.
     The Agreement also provides for a mutual covenant not to sue the other party for a period of three years.
     Subject to the terms of the Agreement, Silicon Image’s license grant and covenant not to sue, as set forth in the Agreement, are assignable on a change of control of Genesis to an acquiror of Genesis, with respect to Genesis products that have been commercially produced and sold prior to the change of control date. Silicon Image’s covenant not to sue shall continue only for the remainder of the term of the covenant and only with respect to patents owned by Silicon Image existing at the time of the change of control.
     Subject to the terms of the Agreement, Genesis’ covenant not to sue is assignable on a change of control of Silicon Image to an acquiror of Silicon Image, with respect to Silicon Image products that have been commercially produced and sold prior to the change of control date, and shall continue only for the remainder of the term of the covenant and only with respect to patents owned by Genesis existing at the time of the change of control.
     The Agreement also contains audit rights, governing law and jurisdiction, and other customary terms.
     On December 21, 2006, Silicon Image issued a press release announcing the Company’s entry into the Settlement and License Agreement with Genesis, a copy of which is attached hereto as Exhibit 99.01.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits

Exhibit No.	Exhibit Title
99.01	Press Release dated December 21, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2006	SILICON IMAGE, INC.

	By:	/s/ Robert Freeman

Robert Freeman
Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title
99.01	Press Release dated December 21, 2006.